EXHIBIT 99.1

CONTACTS:
Angus C. Morrison
Sr. VP & Chief Financial Officer
(770) 822-4295

FOR IMMEDIATE RELEASE
June 10, 2003

NATIONAL VISION ANNOUNCES COMMUNICATION FROM AMERICAN STOCK EXCHANGE CONCERNING
FILING OF FORM 10-Q FOR FIRST QUARTER 2003

LAWRENCEVILLE, GEORGIA – National  Vision, Inc. (Amex: NVI), the national retail optical company, today announced that the American Stock Exchange has informed the Company that its Form 10-Q for the first quarter of 2003 must be filed by June 18, 2003, or the Exchange will halt trading in the securities of the Company.  The Exchange had previously notified the Company of the need to become current in its securities filings.

L. Reade Fahs, President and Chief Executive Officer of the Company, said, “We respect the obligations of the American Stock Exchange and the need for the Exchange to insure that listed companies are current in their disclosure obligations under the securities laws.  We are eager to provide current information to our stakeholders as soon as we can.  We thank the Exchange for working with us, and we are making every effort to file our Form 10-Q for the first quarter by the earliest possible date.”

The Company had previously re-audited and restated its financial statements for fiscal 2001, causing a delay in the filing of its Form 10-K for fiscal 2002 and its Form 10-Q for the first quarter of 2003.  The Company filed the Form 10-K for 2002, along with an amended Form 10-K for 2001, on June 4, 2003.

The general public can access the Company’s Form 10-K reports and press releases via the Company’s web site at www.nationalvision.com.  Additionally, the general public can access all of the Company’s public documents filed with the Securities and Exchange Commission (“SEC”) via their web site at www.sec.gov.  The Company’s common stock and senior notes are listed on the American Stock Exchange.  The common stock of the Company trades under the symbol “NVI” and the senior notes trade under the symbol “NVI.A”.

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This release includes statements concerning the Company's plans, beliefs and expectations for future periods.  These “forward-looking statements” may be identified by the use of words such as “intends,” “contemplates,” “believes,” “anticipates,” “expects,” “should,” “could,” “would” and words of similar import.  These forward-looking statements involve known and unknown risks and uncertainties that could cause actual results to differ materially from the expectations expressed or implied in such statements.  With respect to such forward-looking statements and others that may be made by, or on behalf of, the Company, the factors described as "Risk Factors" in the Company's Reports previously filed with the SEC could materially affect the Company's actual results.

All forward-looking statements included in this release are based upon management's present expectations and the information available at this time. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or other factors.